Exhibit 99.1

May 2, 2016	Analyst Contact:	Andrew Ziola 918-947-7163
	Media Contact:	Dawn Ewing 913-319-8642

Kansas Gas Service Requests Recovery of Investments
and Costs for Providing Service

OVERLAND PARK, Kan. - May 2, 2016 - ONE Gas, Inc. (NYSE: OGS) announced today that its Kansas Gas Service division filed a request with the Kansas Corporation Commission (KCC) for an increase in base rates, reflecting system investments and operating costs necessary to maintain the safety and reliability of its natural gas distribution system.

Kansas Gas Service is the state’s largest natural gas utility, serving approximately 635,000 customers across two-thirds of the state of Kansas.

Kansas Gas Service’s request, if approved, represents a net base rate increase of $28 million. Kansas Gas Service is already recovering $7.4 million from customers through the Gas System Reliability Surcharge (GSRS), resulting in a total base rate increase of $35.4 million. This request would increase the average residential customer’s natural gas bill by $4.34 per month.

“Our number one priority is safety. In order to continue to provide a safe, reliable energy choice to our customers, we continually reinvest in our infrastructure and upgrade our technology to maintain the integrity of our system,” said Pierce H. Norton II, ONE Gas president and chief executive officer.

“We understand the impact rate increases can have on our customers as we manage expenses to keep energy costs at reasonable levels,” said Norton. The company will continue to assist customers through offerings such as the Average Payment Plan and Share The Warmth, the company’s heating assistance fund, which is administered through The Salvation Army. Customers may also visit www.kansasgasservice.com for energy-saving information and helpful tools.

The company’s filing also includes a proposed Cost of Service Adjustment (COSA) mechanism that would reset rates annually, based on a review of the previous year’s financial results. The proposed rate mechanism is intended to reduce the need to file full rate cases, thereby saving costs associated with these traditional rate cases.

-more-

Kansas Gas Service Requests Recovery of Investments
and Costs for Providing Service

May 2, 2016

In accordance with Kansas law, the KCC has 240 days to consider Kansas Gas Service’s filing.

Kansas Gas Service provides clean, reliable natural gas to approximately 635,000 customers in 360 communities in Kansas. It is a division of ONE Gas, Inc. (NYSE: OGS), a natural gas distribution company and the successor to the company founded in 1906 as Oklahoma Natural Gas Company.

ONE Gas provides natural gas distribution services to more than 2 million customers in Oklahoma, Kansas and Texas. ONE Gas is one of the largest publicly traded, 100 percent regulated, natural gas utilities in the United States.

ONE Gas trades on the New York Stock Exchange under the symbol “OGS,” and is included in the S&P MidCap 400 Index.

For more information, visit the websites at www.kansasgasservice.com or www.onegas.com.
For the latest news about Kansas Gas Service, follow us on Twitter @KansasGas.

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